Exhibit (n)(7)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 3 to the Registration Statement (No. 333-195863) on Form N-2 of FS Investment Corporation of our reports dated March 2, 2015 and March 25, 2015, relating to our audits of the consolidated financial statements, internal control over financial reporting, and financial statement schedule, appearing in the Prospectus, which is a part of this Post-Effective Amendment No. 3 to the Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

March 25, 2015